PURCHASE & SALES AGREEMENT
                          BY AND BETWEEN
                        R & R INVESTMENT
                               DBA
                         E-TRADE GOLF.COM
                  (MICHAEL F. ROESLER - FOUNDER)
                                &
                     THE GOLFING NETWORK.COM
                    (BRYAN EFIMOV - PRESIDENT)

This agreement for timing purposes will commence October 1, 1999 although executed 12/06/99

1.   THE PARTIES
R&R Investment incorporated, a Colorado Corporation validly existing and operating pursuant to the laws of the State of Colorado owned by Michael F. Roesler Founder and Developer of the website www.E-TradeGolf.Com. The Golfing Network.Com Incorporated (TGNC) a business corporation validly existing and operating pursuant to the laws of the State of Texas.

2.   THE WEB SITE
www.e-tradegolf.com and net as well as www.etradegolf.com and net.    It is
additionally understood that the purchase of the site is exclusive of any and all equipment or hardware associated with the site.

3.   THE PURPOSE OF THE PURCHASE AND SALES AGREEMENT
The agreement will cover The Golfing Network.Com purchasing a majority controlling interest (90%) of the E-Trade Golf.Com from R&R Investment Incorporated & Michael F. Roesler - Individually (Founder E-Trade Golf.Com) at a pre-determined mutually agreed upon price of $67,473.00. The payment will be made in the form of 33,736.50 preferred convertible shares of The Golfing Network.Com at $2.00 per share as of 10/01/99 (33,736.50 X $2.00 =
$67,478.00).

     3.1 It is mutually agreed upon and fully understood between the parties that the preferred convertible shares used in this transaction are of a restricted nature and must be held for a period of 365 days from the commence date of this agreement October 1, 1999 at which time they can be converted by written or verbal request under a guaranteed (1.0 share : 3.0 share) conversion ratio (33,736.50 shares = 101,209.50 shares) at the then current market price of The Golfing Network.Com on October 1, 2000 and freely traded with no restrictions on and after October 1, 2000.

     3.2 It is mutually agreed upon and fully understood that the preferred convertible share conversion is to be granted without exception or any additional expense to the holder (R&R Investment Incorporated - Michael F. Roesler - Individually or assigns) and delivered with advance request by no later 10/01/2000.

     3.3 It is fully disclosed that there is a viable market in the trading of The Golfing NetworkCom shares at the time of the agreement and any subsequent viability change will be disclosed to R&R Investment Inc.

     3.4 It is mutually agreed upon and fully understood that The Golfing Network.Com will have a first right of refusal to repurchase the post preferred converted shares on the conversion date by written request in advance by no later than September 25, 2000 at the then post preferred converted market price less 5%. The transactions of repurchase by The Golfing Network.Com and preferred convertible conversion will be made with no additional expense to R&R Investment Inc. - Michael F. Roesler - Individual.

     3.5 It is mutually agreed upon and fully understood that the Golfing Network.Com will make available and transfer the initial preferred convertible shares (33,736.50 shares) at the then current market value ($2.00 per share 10/01/99) made payable to Michael F. Roesler - Individually by no later than 10/15/99.

4.   PURCHASE OPTIONS
The Golfing Network.Com shall have the right at any time prior to the preferred conversion date of 10/01/2000 to purchase the remaining 10% interest of E-TradeGolf.Com for the pre-determined price of $7,497.00, additionally R&R Investment Inc. - Michael F. Roesler shall have the right to purchase up to 250,000 additional restricted preferred convertible shares at a price of $2.00 per share for the 10 days proceeding notice of intent to exercise this option.

5.   THE GOLFING NETWORK.COM'S OBLIGATIONS
The Golfing Network.Com hereby agrees to manage the above referenced and described Internet World Wide Web Site pursuant to the terms and conditions set forth herein.

     5.1 The Golfing Network.Com agrees that after purchasing a controlling interest in the site to operate the site using its best efforts and diligence to reasonably sustain continuing operating revenues from the site. The Golfing Network.Com will have total unilateral authority as it relates to the operation, management and content revision, addition or deletion.

     5.2 R&R Investments Inc. will be responsible for the monthly hosting expenses associated with the site. The Golfing Network.Com shall have the right to relocate the hardware equipment at its sole discretion and expense and or renegotiate the monthly hosting expense with the current hosting entity Concentric Network Services. The Golfing Network.Com will change the billing address to the offices of The Golfing Network.Com by no later than January 1, 2000. It fully understood that all hardware and server equipment will remain the property of R&R Investment Incorporated - Michael F. Roesler.

6.   REVENUE SHARING
The Golfing Network.Com and R&R Investment Incorporated - Michael F. Roesler shall share annual net revenues (less G&A expenses) on a 90%-10% basis until such time as The Golfing Network.Com purchases the remaining 10% of E-TradeGolf.Com from R&R Investment Incorporated or Michael F. Roesler - Individually.

     6.1 The Golfing Network.Com shall be entitled to retain all revenues obtained from third party advertisers on the web site during the restrictive stock trading period expiring 10/01/2000.

     6.2 R&R Investment Incorporated - Michael F. Roesler shall be paid on or before the 20th of each month that a net profit is realized and regardless shall receive appropriate documentation detailing any and all revenue and expense activity from the web site until such time as The Golfing Network.Com purchases the remaining 10% interest in E-Trade Golf.com.

     6.3  It is mutually agreed upon and fully understood that R&R
Investment Incorporated has a minority non participating interest exclusive of its 10% revenue sharing arrangement as it relates to any current and/or future fiduciary obligations incurred by The Golfing Network.Com in the overall day to day operation and management of E-Trade Golf.Com.

7.   VOIDING ALL PREVIOUS AGREEMENTS
With the execution of this purchase and sales agreement dated for the timing purposes as of October 1, 1999 by the parties involved all previous agreements will be vacated and voided as attached.

8.   NOTICES
All notices hereunder shall be in writing and delivered to the party being notified by next day Express Mail or private Express Carrier, FED-EX, United Parcel Service, etc. with written proof or delivery required.

9.   SIGNATURES
All signatures hereto transmitted by electronic facsimile shall be originals for all purposes.

10.  GOVERNING LAW
This agreement, expressing the full terms, conditions and intent of the parties shall be construed and interpreted pursuant to the laws of the State of Colorado and the State of Texas.

Please indicate your acceptance and return two (2) signed copies ot the undersigned.

ACCEPTED FOR

R&R INVESTMENT INCORPORATED             THE GOLFING NETWORK.COM


By:/s/ Michael F. Roesler               By:/s/ Bryan J. Efimov
     MICHAEL F. ROESLER                 BRYAN J. EFIMOV
     President                          President

  December 6, 1999                        December 6, 1999